EXHIBIT (l)

Ontario Green Bond Program Information

Ontario Green Bond Framework

Vision Statement

Ontario green bonds are used to finance projects that promote environmentally friendly projects (mainly infrastructure) across the Province and mitigate or adapt to the effects of climate change.

Eligible Projects

“Eligible Projects” means projects (mainly infrastructure) funded by the Province that have environmental benefits, exclusive of fossil fuel and nuclear energy projects.

Eligible Projects are located throughout Ontario communities and align with the Province’s environmental and climate change policies.

Without limitation, projects in the following sectors will generally be considered eligible:

1.	Clean Transportation

•	Like funding of public transportation projects

2.	Energy Efficiency and Conservation

•	Like public sector building efficiency improvement

3.	Clean Energy and Technology

•	Like smart grid infrastructure and energy storage

4.	Forestry, Agriculture and Land Management

•	Like sustainable forest management

5.	Climate Adaptation and Resilience

•	Like flood protection and stormwater management

Selection of Eligible Projects

The selection of Eligible Projects is done on behalf of the Province by staff of the Ontario Financing Authority (OFA) on the advice of the Province’s Green Bond Advisory Panel (GBAP). GBAP will screen and evaluate projects. It is comprised of staff from various ministries and agencies, including the Ministry of the Environment and Climate Change and the OFA.

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Transparency

•	An amount equal to the net proceeds of each green bond issue will be recorded in a designated account in the Province’s financial records which tracks the use of and allocation of funds for Eligible Projects.

•	So long as the account has a positive balance, amounts are deducted from the balance of the designated account as funds are allocated to Eligible Projects which have obtained approval.

•	The OFA will provide an annual newsletter to investors on its website including:

-	Eligible Projects connected with green bond issues and deductions of amounts from the designated account balance;

-	project updates and status reports for Eligible Projects;

-	performance indicators; and

-	a summary of the Province’s green bond developments including existing and future projects.

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ONTARIO GREEN BOND Q&A’s

1.	What are Green Bonds?

Green Bonds are debt securities where the issue proceeds are utilized to fund projects with specific environmental benefits. Green Bonds are a new funding tool to help Ontario finance transit and other environmentally friendly projects across the Province.

2.	What are the benefits to Ontario in issuing Green Bonds?

Participating in the green bond market will provide an opportunity for Ontario to broaden its investor base and raise additional funding in this rapidly growing sector of the bond market. In addition, Green Bonds raise awareness of climate and environmental challenges and allow investors to support green initiatives.

Ontario decided that its first Green Bond will be issued in Canadian dollars. Green Bonds are still a very new product in Canada, although they are fairly well established in the US dollar and Euro markets. This issuance will solidify Ontario’s presence in the green bond market and bring visibility to the Province by encouraging investments in sustainable projects.

3.	What types of projects are eligible for Green Bonds?

Ontario’s Green Bond Framework sets out the types of projects that may be eligible for Green Bonds.

Without limitation, projects that have environmental benefits as determined by the Province and fall in the following categories are generally considered eligible, excluding fossil fuel and nuclear energy projects:

1.	Clean transportation

2.	Energy efficiency and conservation

3.	Clean energy and technology

4.	Forestry, agriculture and land management

5.	Climate adaptation and resilience

4.	How are green bond projects selected?

The selection of eligible green projects is done on behalf of the Province by Ontario Financing Authority staff with advice from the Province’s Green Bond Advisory Panel (GBAP). The GBAP panel screens and evaluates potential projects and includes staff from various ministries and agencies, including the Ministry of the Environment and Climate Change and the Ontario Financing Authority.

5.	How are the Green Bonds issued?

Green Bonds may be issued in Canadian dollars, US dollars or other currencies and may be issued domestically or globally. The Province expects to issue its inaugural Green Bond as a Canadian dollar denominated global bond issue. Green Bonds will not increase the Province’s borrowing program, but will be used to fund the existing borrowing program. Ontario’s long-term borrowing requirements for 2014-15 are currently estimated to be $35.0 billion.

6.	How is the allocation of funds to eligible Green Bond projects tracked?

An amount equal to the net proceeds of the Green Bond issue will be recorded in a designated account in the Province’s financial records and the account will be used to track the use of and allocation of funds to eligible projects. Deductions from the designated account will reflect the allocation or spending on eligible projects that is taking place in accordance with usual government appropriation and spending processes.

The proceeds of the Green Bond issue will be paid into the Province’s Consolidated Revenue Fund and will not be in a segregated account. They will be invested short term as part of the Consolidated Revenue Fund of Ontario until funds are required as the selected projects are funded.

Updates on the selected green projects and allocation of funds to these projects will be reported to investors in an annual newsletter on the website of the Ontario Financing Authority.

7.	Are Ontario Green Bonds riskier than other types of Ontario bonds?

No. Ontario’s Green Bonds are standard debt obligations of the Province and rank equally with Ontario’s other bonds. Payments of principal and interest will be a charge on and payable out of the Consolidated Revenue Fund of Ontario and not tied to the revenues of any particular projects.

8.	Are Green Bonds available to retail investors?

Yes. While the primary distribution of Ontario Green Bonds is made to institutional investors, retail investors in Canada can contact their registered investment dealer if they are interested in purchasing Ontario Green Bonds on the secondary market.

For non-domestic investors, the purchase, offer or sale of the bonds must be in compliance with all applicable laws and regulations in force in the relevant jurisdiction. Such investors should speak with their financial and legal advisors to ensure compliance with all applicable laws and regulations in relation to the purchase of Ontario Green Bonds in any jurisdiction in which such purchase, offer or sale is made.

Ontario may examine opportunities to sell Green Bonds directly to retail investors in Canada if it can be undertaken in a cost-effective manner, and only once the domestic market for Green Bonds has had time to develop sufficiently. Such bonds may be similar to Ontario Savings Bonds.

9.	Did Ontario consult with any independent third parties in the development of its Green Bond Framework?

Yes. Ontario’s Green Bond Framework has been developed in consultation with the Center for International Climate and Environmental Research Oslo (CICERO).

10.	How does Ontario ensure that Green Bonds are used for environmentally friendly projects?

Projects considered for Green Bonds will be consistent with Ontario’s robust environmental policies and standards and limited to the categories in the Province’s Green Bond Framework.

An assurance audit is planned by the Auditor General of Ontario to verify amounts allocated to selected projects and to track the amount of Green Bond issue proceeds invested short-term as part of the Consolidated Revenue Fund.

11.	How do green bond yields compare to conventional Ontario bond yields?

Ontario Green Bonds are expected to be issued at yields similar to conventional Ontario bonds of comparable term and size.

12.	How much will Ontario issue in Green Bonds?

The size of each Green Bond issue will be determined by market demand and Ontario’s availability of suitable green projects in any given fiscal year. Assuming adequate demand, it is safe to say that Ontario’s green project pipeline will be able to easily support a Green Bond borrowing program and serve as a source of funding well beyond 2014.

13.	How long will it take Ontario to invest the proceeds of Green Bonds in the specified projects?

We expect the projects to be funded within one year of the date of issue. Green projects will have funding requirements that occur within a twelve month period following or six month period prior to the issue of the Green Bond.

14.	What projects have been identified for the first green bond issue?

The Eglinton Crosstown Light Rail Transit (LRT) project has been identified as the first transit project to receive funding through Green Bonds. This project is one of the $16 billion worth of transit expansion and improvement projects currently underway in the Greater Toronto and Hamilton Area (GTHA).

There are a number of transit and transportation projects, for which funding has already been committed and which are under construction. Green Bonds may be used to help finance these projects, should they be assessed and found to be eligible under the Green Bond Framework.

15.	Will the names of investors involved in the initial offerings of Green Bonds be published by Ontario?

Ontario expects to publish the names of investors involved in the initial offering of Green Bonds on a voluntary basis in public documents, but will not do so without first obtaining the written consent of each investor.

Green Bonds Presentation
September 2014

Ontario’s Green Bond Initiative
Ontario’s inaugural Green
Bond issue expected to be launched in the fall of 2014 subject to market conditions
First deal expected to be Ontario issued in Canadian dollars
These bonds will be used to help finance transit and other environmentally friendly projects across the Province
The Green Bonds will be direct unsecured obligations of the Province of Ontario and investors will not assume any specific project risk related to any of the funded projects

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Green Bond Market Overview
The current size of the Green Bond market is estimated at approximately USD 39.6 billion:
USD 19.3 billion in Green Bonds were issued by the end of 2013
Approximately USD 20.3 billion issued so far in 2014
Although most issues have been in US dollars and Euros, Green Bonds are also becoming more common in other currencies
USD SIZE OF THE GREEN BOND MARKET
Billions 45 39.6 40
35 30 25 19.3 20
15 10 6.2 5 3.0 3.7 0.4 0.8 0 2008 2009 2010 2011 2012 2013 2014 ISSUANCE BY CURRENCY
ZAR CHF
CAD 2% 1% Other
AUD 2% 3%
3% USD
GBP 23%
3% BRL 4% SEK 11%
EUR 48% Source: Bloomberg, September 16, 2014

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Canadian Green Bond Market
Although there are few Green Bond funds in Canada, there is a well established trend towards socially responsible investing (SRI). It is estimated that over $600 billion of assets in Canada are invested using SRI. 1
There are more than 50 prominent Canadian institutional investors who are signatories to the United Nation’s “Principles for Responsible Investment” (PRI).
Canadian dollar borrowing is likely to be more cost-effective than issuing in foreign currencies for many Canadian governments and corporations.
Green Bond issuance in the Canadian market has started and is expected to grow.
1. Source: Social Investment Organization, Review 2012

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Green Bond Principles In January 2014, thirteen banks published a set of Green Bond Principles designed to foster growth and a degree of standardization in the Green Bond market. On April 14, 2014, the number of banks supporting Green Bond Principles was expanded to 25 banks.
Now, the Green Bond Principles includes over 60 Members consisting of Green Bond issuers, investors and underwriters from across the world. The Province’s Green Bond Framework is consistent with these Principles. 4

Ontario Green Bond Framework
The Province has identified five different categories of projects which will be included in its Green Bond Framework:
Clean Transportation
For example: Funding of public transit projects
Energy efficiency and conservation
For example: Public sector building efficiency improvements
Clean Energy and Technology
For example: Smart grid infrastructure and energy storage
Forestry, Agriculture and Land Management For example: Sustainable forest management
Climate Adaptation and Resilience
For example: Flood protection and stormwater management

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Ontario Green Bond Framework—continued
Eligible projects will be determined by the Province of Ontario.
The selection process for eligible projects will be done by Ontario
Financing Authority (OFA) staff relying on advice from the Province’s
Green Bond Advisory Panel (GBAP).
The Advisory Panel screens and evaluates projects and is comprised of staff from the Ministry of Environment and Climate Change and other ministries and agencies as required, e.g., Metrolinx.
An amount equivalent to the net proceeds of Green Bond issuances will be recorded in a designated account in the Province’s financial records. The designated account will be used to track the use of and allocation of funds by the government to selected eligible projects.
Annual newsletter on OFA website showing allocation of funds to projects, project updates and status reports and performance indicators.

Ontario Green Bond Program
Assuming adequate demand, Ontario’s green project pipeline should be able to easily support a Green Bond borrowing program and serve as a source of funding well beyond 2014.
More than $5 billion of Ontario’s planned infrastructure expenditures will be invested in transit over the next two years.
The size of each Green Bond issue will be determined by market demand and Ontario’s availability of suitable green projects – across all eligible project categories – in any given fiscal year.

Ontario Green Bonds – Basic Features
Ontario’s Green Bonds:
Will have the full faith and credit of the Province of Ontario
Will rank pari passu with Ontario’s other bonds and be payable without any preference or priority
Payments of principal of and interest on the Bonds will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.
Green Bond projects:
Eligible projects will include projects funded by the Province of Ontario that have environmental benefits, exclusive of fossil fuel and nuclear projects, as determined by the Province of Ontario.
Specific projects with environmental benefits will be selected in accordance with Ontario’s Green Bond Framework

Ontario Green Bonds – Basic Features
Green Bond proceeds:
The proceeds will be paid into the Consolidated Revenue Fund of Ontario and they will not be in a segregated account.
An amount equivalent to the Green Bond proceeds is recorded in a designated account in the Province’s financial records.
The purpose of the designated account is to track the use of and allocation of funds by the government to selected eligible projects.
The deductions from the designated account will reflect the allocation or spending that is taking place in accordance with usual government appropriation processes.
There will be increased transparency through ongoing monitoring and reporting of both the allocated funds and the status of the eligible projects.

Green Bond Documentation
The Province expects to issue its inaugural Green Bond as a Canadian dollar denominated Global Bond.
The offering documents of a particular issuance will contain disclosure regarding eligible projects and use of proceeds.

Green Bond Syndicate Structure
The Province expects to include all 12 dealers in its existing domestic syndicate for its inaugural Green Bond issue to promote trading liquidity.
The Province has met with all of the syndicate members to discuss approaches to issuing Green Bonds.

Certification
Ontario’s Green Bond Framework has been developed in consultation with the Center for International Climate and Environmental Research Oslo (CICERO).
An assurance audit is planned by the Auditor General of Ontario to verify amounts allocated to selected projects and to track the amount of Green Bond issue proceeds invested short-term as part of the Consolidated Revenue Fund.
This assurance audit is expected annually until all Green Bond proceeds have been allocated to selected projects.

Eglinton Crosstown Project

- The Eglinton Crosstown is a $5.3 billion (2010$) investment from the Government of Ontario to expand transit in Toronto.
- It is the largest transit expansion in the history of the region and is currently under construction with scheduled completion in 2020.
- It will have 25 stations and stops, and will link to 54 bus routes, three subway stations and three GO Transit lines.
- This 19-kilometre corridor represents new, expanded transit service that will move people up to 60 percent faster than bus service today.
- Metrolinx has incorporated initiatives to improve sustainability in the region and to reduce the environmental footprint during construction and in-service period for the Crosstown project.


ENNIS
LEA
DON
Ontario
METROLINX
CAT

Ontario
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Eglinton Crosstown Project
Best practices, new technologies and innovative initiatives will be considered where possible.
The Crosstown project will also employ a sustainability strategy that will include a framework for the development and implementation of the required environmental performance measures.
When in service, the Crosstown will add significant public transit capacity to the existing network, encouraging more transit use with reduced reliance on car travel and corresponding reduction in greenhouse gas emissions to the environment.
The Crosstown light rail transit vehicles are electric powered and produce near-zero emissions, making them the right choice for the environment.
The Crosstown will also move people more easily and more quickly to their destinations, which will ease traffic congestion and provide an excellent, environmentally–friendly travel alternative.

Legal Notice
This presentation was compiled by the Ontario Financing Authority. This information is intended for general information purposes only and does not constitute an offer to sell or a solicitation of offers to purchase securities. It has not been approved by any securities regulatory authority and it is not sufficient for the purpose of deciding to purchase securities. It may have errors or omissions resulting from electronic conversion, downloading or unauthorized modifications.
Statements in this presentation may be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve uncertainties, risks, and other factors which could cause the state of Ontario’s economy to differ materially from the forecasts and economic outlook contained expressly or implicitly in such statements. The province of Ontario undertakes no obligation to update forward-looking statements to reflect new information, future events or otherwise, except as may be required under applicable laws and regulations.
While the information in this presentation, when posted or released, was believed to be reliable as of its date, NO WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF THIS DOCUMENT OR THE INFORMATION IT CONTAINS.

Investor Relations Ontario Financing Authority
1 Dundas Street West, Suite 1200 Toronto, Ontario M5G 1Z3 Canada
Telephone: (416) 325-8000